Filed Pursuant to Rule 424(b)(3)
Registration No. 333-210738

PROSPECTUS

ECHO THERAPEUTICS, INC.
2,655,613 Shares of Common Stock

This prospectus relates solely to the resale by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to an aggregate of 2,655,613 shares of our common stock issuable (i) upon conversion of 10% senior secured convertible notes issued on January 29, 2016 to the Selling Stockholders, (ii) as payment of interest on the outstanding 10% senior secured convertible notes, (iii) upon exercise of related five-year common stock purchase warrants, and (iv) upon the exercise of certain warrants held by the placement agent and certain of its designees issued in the private placement, as more fully described in this prospectus in the section “Prospectus Summary-Private Placement Transaction.”

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices relating to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.  See “Plan of Distribution” for additional information.

We are not offering any shares of common stock for sale under this prospectus and we will not receive any of the proceeds from the sale or other disposition of the shares by the Selling Stockholders.  However, we will receive the proceeds of any cash exercise of the common stock purchase warrants or the warrants issued to the placement agent and certain of its designees.  See “Use of Proceeds” for additional information.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “ECTE.”  On April 12, 2016, the closing sale price for our common stock on The NASDAQ Capital Market was $1.32 per share.

Investing in our common stock involves risks.  You should carefully read the section entitled “Risk Factors” on page 7 of this prospectus before purchasing any shares of common stock offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated May 6, 2016

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus.  Neither we nor the Selling Stockholders have authorized anyone to provide you with different information.  No dealer, salesperson or other person is authorized to give you any written information other than this prospectus or any prospectus supplement, or to make representations as to matters not stated in this prospectus or any prospectus supplement.  This prospectus and any prospectus supplement do not constitute an offer to sell these securities, and the Selling Stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the prospectus supplement or the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of common stock.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.  You should read this prospectus and the documents incorporated by reference in this prospectus in their entirety before making an investment decision.  You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation Of Certain Information By Reference.”

        Unless otherwise indicated, all references in this prospectus to “$” or “dollars” are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

As used in this prospectus, unless the context requires otherwise, references to “Echo,” “the Company,” “we,” “us,” or “our” refer to Echo Therapeutics, Inc. and its subsidiaries, references to our “common stock” refer to common stock of the Company, par value $0.01 per share, and references to “Notes” and “Class A Warrants” refer, respectively, to 10% senior secured convertible notes and related five-year common stock purchase warrants issued by us on January 29, 2016 to investors at the closing of the first tranche of our private placement transaction, as more fully described in this prospectus in the section “Prospectus Summary-Private Placement Transaction.”

PROSPECTUS SUMMARY

        This summary highlights important information about our business and about this prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this prospectus in its entirety before making an investment decision.  In particular, you should read the section entitled "Risk Factors" and the information referred to therein and the financial statements and related notes incorporated by reference in this prospectus.

Corporate Information

        We are a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 99 Wood Avenue South, Suite 302, Iselin, New Jersey 08830, our telephone number is (732) 201-4189 and our website is located at www.echotx.com. The contents of our website are not part of this prospectus.

Our Business

Our mission is to improve lives through the monitoring and measurement of glucose and other analytes. We continue to develop our non-invasive (transdermal and without needles), wireless, continuous glucose monitoring (CGM) system for use in the wearable-health consumer market and the diabetes outpatient market. From fitness and diet to disease prevention and management, Echo technology has the potential to provide people with the tools needed to optimize their health. A significant, long-term opportunity exists for our CGM to be used in the diabetes, fitness, weight-loss and wearable-health sectors. Echo has also developed its needle-free skin preparation device as a platform technology that allows for enhanced skin permeation enabling extraction of analytes, such as glucose, and enhanced delivery of topical pharmaceuticals.

Echo believes that our real-time glucose data can seamlessly fit within health and wellness data services to provide an invaluable and currently untapped piece of the health algorithm that can impact health before a medical condition arises. Continuous glucose data transmitted by Echo’s sensor may be further analyzed alongside other health and wellness indications for personalized health objectives, which may include weight loss and sports training.

Continuous glucose monitoring can also help plan diabetes treatment, guide day-to-day choices about diet, exercise and insulin use, and avoid unwanted glucose excursions and the complications that they can cause. Echo believes that its CGM has the potential to improve patient compliance with frequent glucose testing, achieve better glucose control and make a positive impact on overall day-to-day diabetes management.

Additionally, Echo continues to focus on the development of additional non-invasive sensing technologies, utilizing partnerships for manufacturing and commercialization in target markets.

Private Placement Transaction

On January 29, 2016, we entered into a securities purchase agreement pursuant to which we agreed to issue up to $5,145,000 principal amount of 10% senior secured convertible notes and related five-year common stock purchase warrants in two tranches. The initial closing of $1,787,000 occurred on January 29, 2016 (the “Initial Closing”). Bridge notes in the principal amount of $680,000 were surrendered to us as payment by certain Selling Stockholders with the balance of $1,107,000 being paid to us in cash.  The Notes issued in the Initial Closing are initially convertible into 1,191,333 shares of our common stock at $1.50 per share (subject to adjustment upon certain transactions, including stock splits, stock dividends, consolidations, reclassifications or similar events affecting our common stock).  We have the right to redeem the Notes under certain circumstances.  The Notes bear interest at 10% per annum and, unless previously converted, will mature on the twelve month anniversary of the date of issuance.  In connection with the Initial Closing, we issued Class A Warrants to purchase up to 1,191,333 shares of our common stock at an exercise price of $1.50 per share (subject to adjustment upon certain transactions, including stock splits, stock dividends, consolidations, reclassifications or similar events affecting our common stock), which Class A Warrants are not exercisable for six months from the date of the Initial Closing, or July 29, 2016, and expire on the five year anniversary of the date of grant.

Subject to stockholder approval (as further described herein), pursuant to the securities purchase agreement, we intend to sell and issue to the investors an additional aggregate of approximately $3,358,000 of 10% senior secured convertible notes, convertible into 2,238,667 shares of our common stock based on an initial conversion price of $1.50 per share (subject to adjustment upon certain transactions, including stock splits, stock dividends, consolidations, reclassifications or similar events affecting our common stock) and common stock purchase warrants, substantially similar to the Class A Warrants, to purchase approximately 2,238,667 shares of our common stock at an exercise price equal to $1.50 per share (subject to certain adjustment upon certain transactions, including stock splits, stock dividends, consolidations, reclassifications or similar events effecting our common stock), within five business days after such stockholder approval is obtained (the “Second Closing”).

Newbridge Securities Corporation (“Newbridge”) acted as the exclusive placement agent for the private placement transaction.  At the Initial Closing, we issued to Newbridge and certain designees of Newbridge, as partial consideration for services in the offering, five-year warrants (collectively, the “Placement Agent Warrants”) to purchase up to an aggregate of 82,947 shares of our common stock at an exercise price of $1.50 per share (subject to adjustment upon certain transactions, including stock splits, stock dividends, consolidations, reclassifications or similar events affecting our common stock). The Placement Agent Warrants are not exercisable for six months from the date of the Initial Closing, or July 29, 2016, and expire on the five year anniversary of the date of grant.

In connection with the private placement, pursuant to the terms of a registration rights agreement, dated as of January 29, 2016 (the “Registration Rights Agreement”), we are required to file the registration statement of which this prospectus is a part with the SEC to register (i) the shares of our common stock issuable upon conversion of the Notes (including any shares of common stock issuable as PIK interest thereon if stockholder approval is obtained), (ii) the shares of our common stock issued or issuable upon exercise of the Class A Warrants, and (iii) any capital stock issued or issuable by us with respect to (i) or (ii) as a result of any full ratchet anti-dilution or similar rights, stock split, stock dividend, recapitalization, exchange or similar event or otherwise without regard to any limitations on exercise of the respective warrants. We will be required to pay certain amounts to the holders of Notes and Class A Warrants as liquidated damages in the event that the filing of the registration statement is delayed and/or the registration statement is not effective within 150 days of the applicable closing (or 120 days if the registration statement is not reviewed by the SEC).

The issuance of the Notes, Class A Warrants, and Placement Agent Warrants in connection with the private placement was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving a public offering under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

This Offering

The following is a brief summary of this offering.  You should read the entire prospectus carefully, including “Risk Factors” and the information referred to therein and the information, including financial information, incorporated by reference into this prospectus.

Issuer	Echo Therapeutics, Inc.

Shares of common stock offered by the Selling Stockholders
Up to 2,655,613 shares of common stock issuable (i) upon conversion of the Notes, (ii) as payment of interest on the outstanding Notes, (iii) upon exercise of related Class A Warrants, and (iv) upon exercise of the Placement Agent Warrants.

Shares of common stock outstanding assuming the issuance of all shares covered hereby	14,060,109

Use of Proceeds
We will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholders.  We may, however, receive proceeds of any cash exercises of the Class A Warrants, and/or the Placement Agent Warrants which, if received, would be used by us for working capital and general corporate purposes.  Please see section entitled “Use of Proceeds” in this prospectus.

An investment in our common stock involves a high degree of risk and could result in the loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors referred to under the caption “Risk Factors” on page 7 of this prospectus.

Symbol	Our common stock is traded on The NASDAQ Capital Market under the symbol “ECTE.”

RISK FACTORS

Investing in our securities involves risks.  You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K, and any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.  The risks so described are not the only risks facing our company.  There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results.  Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.  Our business, financial condition and results of operations could be materially adversely affected by any of these risks.  In that event, the market price of our securities could decline and you could lose all or part of your investment.  You should carefully consider all of the information set forth in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein and annexed hereto and thereto with your respective legal counsel, tax and financial advisors and/or accountants prior to purchasing our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).  These forward-looking statements involve risks, uncertainties and assumptions as described in registration statements, annual reports and other periodic reports and filings we file from time to time with the Securities and Exchange Commission. Such statements may relate to our strategy, future operations, future financial position, future revenues, projected costs, and plans and objectives of management.  All statements contained herein or incorporated by reference in this prospectus that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimates,” “intend,” “project” and similar expressions, as well as statements in future tense, identify forward-looking statements.

We caution readers that these forward-looking statements are not a guarantee of future performance. Actual results could differ materially from any expectation, estimate or projection conveyed by these statements and there can be no assurance that any such expectation, estimate or projection will be met.  Numerous important factors, risks and uncertainties affect our operating results and could cause actual results to differ from the results implied by these or any other forward-looking statements.  These potential factors, risks and uncertainties include, among other things, such factors as:

•	our ability to consummate the Second Closing;

•
our ability to obtain stockholders’ approval of the Purchase Agreement and the transactions contemplated thereby, including the amendment to our Certificate of Designations governing the Series F Convertible Preferred Stock;

•	our ability to obtain additional funds, if necessary, for working capital or other purposes on acceptable terms and in a timely manner;

•	our ability to regain and maintain compliance with Nasdaq’s listing requirements;

•	our ability to continue as a going concern;

•
our inability to remediate the material weakness identified, or any additional material weaknesses or significant deficiencies which occur or are discovered in the future, in our internal control over financial reporting;

•	our ability to attract and retain key technical and other highly-skilled personnel;

•	our ability to successfully develop our continuous glucose monitoring system;

•	our ability to successfully develop new technologies and services;

•	rapid technological changes in our markets;

•	our ability to protect our intellectual property;

•	our ability to comply with laws and government regulations to which our business is subject;

•	we face competition from other companies, a number of which have substantially greater resources than we do;

•	we may be subject to product liability claims, and insurance coverage could be inadequate or unavailable to cover these claims;

•	our limited market capitalization;

•	other circumstances affecting anticipated revenues and costs;

•	our directors, executive officers and significant stockholders have the ability to exert significant influence on us and on matters subject to a vote of our stockholders;

•	our failure to realize anticipated benefits from acquisitions, divestitures or restructurings, or the possibility that such acquisitions, divestitures or restructurings could adversely affect us;

•
other risks and uncertainties, including those mentioned in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K, as such may be amended or supplemented (see “Risk Factors”).

You should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. Except as may be required, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This discussion should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock offered by the Selling Stockholders.  The Selling Stockholders will receive all of the proceeds from the sale of our common stock offered by this prospectus.  We will, however, receive proceeds of any cash exercises of the Class A Warrants and/or the Placement Agent Warrants which, if received, would be used by us for working capital and general corporate purposes.

SELLING STOCKHOLDER INFORMATION

The following table identifies the Selling Stockholders and indicates certain information known to us with respect to (i) the number of shares of common stock beneficially owned by each Selling Stockholder prior to the offering; and (ii) the number of shares and percentage of common stock to be beneficially owned by each Selling Stockholder after completion of the offering.  As used in this prospectus, the term “Selling Stockholder” includes any donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below has been prepared based upon the information furnished to us by the Selling Stockholders.  We do not know when or in what amounts the Selling Stockholders may sell or otherwise dispose of the shares of common stock covered hereby.  As a result, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering.  However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the Selling Stockholders.

Except for the transactions described in this prospectus under “Prospectus Summary-Private Placement Transaction” and as set forth below in this section, none of the Selling Stockholders have had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.  We are filing the registration statement on Form S-3, of which this prospectus is a part, to fulfill a contractual obligation to those Selling Stockholders party to the Registration Rights Agreement entered into in connection with the private placement transaction.

The percent of class beneficially owned after the offering is based on 11,404,496 shares outstanding as of April 12, 2016 and the assumption that all shares registered in this offering have been sold by the Selling Stockholders, so that there will be an aggregate of 14,060,109 shares of common stock outstanding after the offering.

Name of Selling Stockholder	Shares Beneficially Owned Prior to the Offering(1)		Number of Shares Offered Hereby(2)		Number of Shares Beneficially Owned After the Offering(1)		Percent of Class Beneficially Owned After the Offering(1)
JEB Partners, L.P.	122,773		259,138	(3)	---		---
James E. Besser	81,849		172,759	(4)	---		---
Pacific Capital Management LLC	81,849		172,759	(5)	---		---
Manchester Alpha	40,924		86,379	(6)	---		---
Donald E. Besser	81,849		172,759	(4)	---		---
Michael J. McGrath	593,759	(7)	388,707	(8)	409,600		2.9
Roger K. Frandsen	21,231	(9)	21,595	(10)	11,000		*
Beijing Yi Tang Bio & Technology, Ltd.	1,254,700	(11)(12)	763,017	(13)	1,550,000	(11)(12)	9.9
Platinum Partners Value Arbitrage Fund, L.P.	1,195,000	(11)(14)	215,959	(15)	1,490,000	(11)(14)	9.9
Matthew D. Wong	22,666	(16)	25,914	(17)	10,389		*
Roland D. Glaser	20,462		43,190	(18)	---		---
John Ullrich	10,231		21,595	(10)	---		---
Rudolph Mazurosky & Gertrude Mazurosky	10,231		21,595	(10)	---		---
Robert Dailey	10,231		21,595	(10)	---		---
Richard Staudtmauer	274,338	(19)	185,716	(20)	186,351		1.3
Newbridge Securities Corporation	0		13,701	(21)	---		---
Craig Pierson	0		33,873	(22)	---		---
Thomas D. Masterson	0		33,873	(22)	---		---
Gerald J. Cocuzzo	0		1,500	(22)	---		---

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and including any securities that grant the Selling Stockholders the right to acquire common stock within 60 days of the date of this prospectus.  Based upon representations of the Selling Stockholders, unless otherwise indicated, we believe that the Selling Stockholders possess sole voting and investment power over all shares of common stock shown as beneficially owned by all such Selling Stockholders.  Although the shares of common stock issuable upon exercise of the Class A Warrants issued in the Initial Closing are included in the shares of common stock being offered in this prospectus by the Selling Stockholders, such Class A Warrants are not exercisable until July 29, 2016 and therefore the shares underlying the Class A Warrants, not being acquirable within 60 days, are not included in this column as being beneficially owned.

(2)
For purposes of the registration statement of which this prospectus forms a part, we have assumed that (i) although the conversion price of the Notes is subject to adjustment if stockholder approval is received, the Notes issued in the Initial Closing are convertible into an aggregate of 1,191,333 shares of common stock at an initial conversion price of $1.50 per share, and (ii) each Class A Warrant is exercisable for its initially exercisable shares of common stock, without adjustment. We have calculated the shares of common stock included in the registration statement of which this prospectus forms a part by also assuming the payment of interest on the Notes, solely in shares of common stock, for a period of one year, resulting in the issuance of 190,000 shares in the aggregate. For purposes of the interest calculation in the preceding sentence, we assumed $1.00 to be a 20% discount to the average of the daily VWAPs of our common stock for the ten-day trading period prior to the interest payment date. If (i) the actual conversion price of the Notes, and/or (ii) the actual exercise of the Series A Warrants, and/or (iii) the actual 20% discount to the average of the daily VWAPs for our common stock for the ten-day trading period prior to the relevant interest payment date on the Notes is, in any case, an amount less than the amount assumed above, additional shares of common stock will be issuable upon conversion of the Notes and/or exercise of the Series A Warrants and/or as interest payments on the Notes. In such case, we will file additional registration statements, pursuant to our obligations under the Registration Rights Agreement, to register such additional shares of common stock for resale by the Selling Stockholders.

The assumptions herein should have no bearing on your investment decision and are not indicative of the likelihood of any future events. The VWAP assumptions are not a forecast of our future common stock market price. The assumptions are merely necessary to create a parameter on the amount of shares offered pursuant to the registration statement of which this prospectus forms a part.

(3)
Represents 120,000 shares issuable upon conversion of the Selling Stockholder’s Note, 19,138 shares issuable as payment of interest on Selling Stockholder’s Note, and 120,000 shares issuable upon exercise of the Selling Stockholder’s Series A Warrant.  James E. Besser is the Managing Member of JEB Partners, L.P. and has the power to vote and dispose of the shares held by JEB Partners, L.P.

(4)
Represents 80,000 shares issuable upon conversion of the Selling Stockholder’s Note, 12,759 shares issuable as payment of interest on Selling Stockholder’s Note, and 80,000 shares issuable upon exercise of the Selling Stockholder’s Series A Warrant.

(5)
Represents 80,000 shares issuable upon conversion of the Selling Stockholder’s Note, 12,759 shares issuable as payment of interest on Selling Stockholder’s Note, and 80,000 shares issuable upon exercise of the Selling Stockholder’s Series A Warrant.  Jonathan Glaser is President of JMG Capital Management, Inc., the Managing Member of Pacific Capital Management LLC (“Pacific Capital”) and has the power to vote and dispose of the shares held by Pacific Capital.

(6)
Represents 40,000 shares issuable upon conversion of the Selling Stockholder’s Note, 6,379 shares issuable as payment of interest on Selling Stockholder’s Note, and 40,000 shares issuable upon exercise of the Selling Stockholder’s Series A Warrant.  Donald E. Besser is the Managing Member of Manchester Alpha and has the power to vote and dispose of the shares held by Manchester Alpha.

(7)
Includes 409,600 shares of common stock hold by Mr. McGrath prior to the Initial Closing on January 29, 2016 and, therefore, such shares are not eligible for registration pursuant to the registration statement of which this prospectus forms a part.

(8)
Represents 180,000 shares issuable upon conversion of the Selling Stockholder’s Note, 28,707 shares issuable as payment of interest on Selling Stockholder’s Note, and 180,000 shares issuable upon exercise of the Selling Stockholder’s Series A Warrant.

(9)
Includes 11,000 shares of common stock held by Mr. Frandsen prior to the Initial Closing on January 29, 2016 and, therefore, such shares are not eligible for registration pursuant to the registration statement of which this prospectus forms a part.

(10)
Represents 10,000 shares issuable upon conversion of the Selling Stockholder’s Note, 1,595 shares issuable as payment of interest on Selling Stockholder’s Note, and 10,000 shares issuable upon exercise of the Selling Stockholder’s Series A Warrant.

(11)
Our Series E (defined below) and Series F provide that at no time may a holder of any Series E or Series F convert such stock if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by such holder at such time, the number of shares of common stock which would result in such holder beneficially owning more than 9.99% (the “9.99% Blocker”) or 19.99% (the “19.99% Blocker”), as applicable, of all of our common stock outstanding at such time; provided, however, that upon both (A) a holder of Series E or Series F providing Echo with a Waiver Notice (sixty-one days in advance) that such holder would like to waive either or both such restrictions with regard to any or all shares of common stock issuable upon conversion of Series E or Series F, and (B) in the case of the 19.99% Blocker, the stockholders of Echo approve the waiver of such restrictions with regard to any or all shares of common stock issuable upon conversion of Series E or Series F and the ownership by any holder of the Series E or Series F of equal to or greater than 20% of the outstanding shares of common stock in accordance with applicable NASDAQ listing standards, the applicable restrictions shall be of no force or effect.

Our five year warrants (“Blocked Warrants”) issued on December 10, 2013 to purchase 181,818 shares of common stock at an exercise price of $2.75 per share provide that at no time may a holder of any of the Blocked Warrants exercise such warrants if the number of shares of common stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of common stock owned by such holder at such time, the number of shares of common stock which would result in such holder beneficially owning more than 4.99% or 9.99%, as applicable, of all of the common stock outstanding at such time (the “9.99% Warrant Blocker”); provided, however, that upon a holder of any of the Blocked Warrants providing Echo with sixty-one (61) days’ notice that such holder would like to waive either or both such restrictions with regard to any or all shares of common stock issuable upon exercise of any Blocked Warrants, then such restrictions shall be of no force or effect with regard to those warrants referenced in such notice.

The Series E, Series F and Blocked Warrants shall sometimes be referred to herein as the “Blocked Securities.”

(12)
Comprised of 8,165 shares of common stock directly held by Beijing Yi Tang Bio & Technology, Ltd. (“BYT”) and shares of common stock which can be acquired within sixty days based upon the following holdings: (i) Blocked Securities which include an aggregate of 1,346,801 shares of common stock underlying Series F, (ii) 1,346,801 shares of common stock underlying five year warrants exercisable at $3.00 per share, and (iii) 353,333 shares underlying a Note (which shares are being offered hereby), all of which is subject to beneficial ownership limitations described herein. Other than with respect to 8,165 shares directly held by BYT and 353,333 shares underlying the Note, all other shares were beneficially owned by BYT prior to the Initial Closing on January 29, 2016 and, therefore, such shares are not eligible for registration pursuant to the registration statement of which this prospectus forms a part. As of the date hereof, BYT had not requested a waiver of the 19.99% Blocker or 9.99% Blocker with respect to any Blocked Securities and, accordingly, the amount shown does not include shares of common stock underlying the Blocked Securities not deemed to be beneficially owned by BYT. Bai Cie, as President of BYT, has the power to vote and dispose of the shares held by BYT.

(13)
Represents 353,333 shares issuable upon conversion of the Selling Stockholder’s Note, 56,351 shares issuable as payment of interest on Selling Stockholder’s Note, and 353,333 shares issuable upon exercise of the Selling Stockholder’s Series A Warrant.

(14)
Comprised of 552,625 shares of common stock directly held by Platinum Partners Value Arbitrage Fund L.P. (“PPVA”). Also includes shares of common stock which can be acquired within sixty days based upon the following holdings: (i) Blocked Securities which include 1,398,890 shares of common stock underlying Series E, 3,175,754 shares of common stock underlying Series F and 2,753,954 shares of common stock underlying Blocked Warrants, and (ii) 100,000 shares underlying a Note (which shares are being offered hereby), all of which is subject to beneficial ownership limitations described herein. Other than with respect to 2,311 shares directly held by PPVA and 100,000 shares underlying the Note, all other shares of common stock were beneficially owned by PPVA prior to the Initial Closing on January 29, 2016 and, therefore, such shares are not eligible for registration pursuant to the registration statement of which this prospectus forms a part.  As of the date hereof, PPVA had not requested a waiver of the 19.99% Blocker, the 9.99% Blocker or the 9.99% Warrant Blocker with respect to any Blocked Securities and, accordingly, the amount shown does not include shares of common stock underlying the Blocked Securities not deemed to be beneficially owned by PPVA. Platinum Management (NY) LLC (“Platinum Management”) is the investment manager of PPVA. Consequently, Platinum Management has voting control and investment discretion over the securities held by PPVA. As a result of the foregoing, Mark Nordlicht, as Chief Investment Officer of Platinum Management and PPVA, may be deemed to beneficially own the securities beneficially owned by PPVA. Mr. Nordlicht disclaims beneficial ownership of any of these securities in excess of his pecuniary interest therein.

(15)
Represents 100,000 shares issuable upon conversion of the Selling Stockholder’s Note, 15,949 shares issuable as payment of interest on Selling Stockholder’s Note, and 100,000 shares issuable upon exercise of the Selling Stockholder’s Series A Warrant.

(16)
Includes 10,389 shares of common stock hold by Mr. Wong prior to the Initial Closing on January 29, 2016 and, therefore, such shares are not eligible for registration pursuant to the registration statement of which this prospectus forms a part.

(17)
Represents 12,000 shares issuable upon conversion of the Selling Stockholder’s Note, 1,914 shares issuable as payment of interest on Selling Stockholder’s Note, and 12,000 shares issuable upon exercise of the Selling Stockholder’s Series A Warrant.

(18)
Represents 20,000 shares issuable upon conversion of the Selling Stockholder’s Note, 3,190 shares issuable as payment of interest on Selling Stockholder’s Note, and 20,000 shares issuable upon exercise of the Selling Stockholder’s Series A Warrant.

(19)
Includes 186,351 shares of common stock held by Mr. Staudtmauer prior to the Initial Closing on January 29, 2016 and, therefore, such shares are not eligible for registration pursuant to the registration statement of which this prospectus forms a part.

(20)
Represents 86,000 shares issuable upon conversion of the Selling Stockholder’s Note, 13,716 shares issuable as payment of interest on Selling Stockholder’s Note, and 86,000 shares issuable upon exercise of the Selling Stockholder’s Series A Warrant.

(21)
Represents shares of common stock issuable upon exercise of Placement Agent Warrants. Newbridge acted as exclusive placement agent in our private placement which closed on January 29, 2016. Newbridge has represented to us that it has acquired the Placement Agent Warrants and, upon any exercise thereof, will acquire the shares of common stock issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act. Guy Amico and Scott Goldstein each has voting and investment power over the securities beneficially owned by Newbridge.

(22)	Represents shares of common stock issuable upon exercise of Placement Agent Warrants by certain designees of Newbridge.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Notes and as interest thereunder, and upon exercise of the Class A Warrants to permit the resale of these shares of common stock by the holders of such Notes and Class A Warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution.  We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF OUR SECURITIES

The following description of the material terms of our capital stock includes a summary of specified provisions of our amended and restated certificate of incorporation and amended and restated bylaws.  This description also summarizes relevant provisions of the Delaware General Corporation Law, or “DGCL.” The terms of our amended and restated certificate of incorporation and amended and restated bylaws, and the DGCL are more detailed than the general information below.  Therefore, please carefully consider the actual provisions of these documents, which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part, and the DGCL.

Authorized Capital

Our authorized capital consists of:

•	150,000,000 shares of common stock, $0.01 par value per share, of which 11,404,496 shares are outstanding as of April 12, 2016; and

•	Preferred Stock, $0.00 par value; 40,000,000 shares authorized, consisting of:

o	10,000 shares of Series C Convertible Preferred stock, par value $0.01 per share, of which 1,000 shares are outstanding;

o	3,600,000 shares of Series D Convertible Preferred stock, par value $0.01 per share, of which 1,000,000 shares are outstanding;

o	1,748,613 shares of Series E Convertible Preferred stock, par value $0.01 per share; of which 1,748,613 shares are outstanding; and

o	6,000,000 shares of Series F Convertible Preferred stock, par value $0.01 per share, of which 5,276,180 shares are outstanding.

 Common Stock

The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefor, when and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future.  Payment of future dividends, if any, will be at the discretion of our Board after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs.

Preferred Stock - General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to provide for the issuance of shares of preferred stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof, as may be stated in the resolution(s) adopted by our board of directors to create such series. We may amend from time to time our certificate of incorporation and bylaws to increase the number of authorized shares of common stock or shares of preferred stock or to make other changes or additions.

Series C Convertible Preferred Stock

Each share of Series C Convertible Preferred Stock (“Series C”) is convertible into 100 shares of common stock, subject to adjustment for stock splits, combinations or similar events. Series C holders are entitled to dividends equivalent to those of common stockholders should a dividend be declared by the Board of Directors.  Each holder who receives Series C may convert its Series C at any time following its issuance. The conversion of preferred stock into shares of common stock, however, is subject to a restriction, which prohibits the conversion of shares of preferred stock if the number of shares of common stock to be issued pursuant to such conversion, when aggregated with all other shares of common stock owned by such holder at such time, would cause such holder to beneficially own in excess of 9.99% of all of our common stock outstanding at such time.  Upon a liquidation, dissolution or winding up of Echo, holders of Series C will be entitled to receive (subject to the rights of any securities designated as senior to the Series C) a per share liquidation preference equal to an amount calculated by taking the total amount available for distribution to holders of all our outstanding common stock before deduction of any preference payments for  the Series C, divided by the total of (x) all of the then outstanding shares of common stock, plus (y) all of the shares of common stock into which all of the outstanding shares of the Series C can be converted, in each case prior to any distribution to the holders of common stock or any other securities designated as junior to the Series C.

Series D Convertible Preferred Stock

Each share of Series D Convertible Preferred Stock (“Series D”) is convertible into 0.10 share of common stock subject to adjustments for stock splits, combinations, or similar events.  The Series D does not pay a dividend and is not redeemable. Each holder who receives Series D may convert it at any time following its issuance. The conversion of preferred stock into shares of common stock, however, is subject to a restriction, which prohibits the conversion of shares of preferred stock if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by such holder at such time, would cause such holder to beneficially own in excess of 4.99% of all of our common stock outstanding at such time. Upon liquidation, dissolution or winding up of Echo, holders of Series D will be entitled to receive (subject to the rights of any securities designated as senior to the Series D) a liquidation preference in the amount equal to $1.00 per share (as adjusted for splits, combinations and the like of the Series D), before any payment may be made or assets distributed to the holders of our common stock or any class of stock that ranks junior to the Series D.

Series E Convertible Preferred Stock

Each share of Series E Convertible Preferred Stock (“Series E”) is initially convertible into one share of common stock, subject to adjustment for stock splits, combinations or similar events.  The Series E does not pay a dividend and is not redeemable.  Each holder who receives Series E may convert its Series E at any time following its issuance. The conversion of preferred stock into shares of common stock, however, is subject to a restriction, which prohibits the conversion of shares of preferred stock if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by such holder at such time, would cause such holder to beneficially own in excess of 19.99% of all of our common stock outstanding at such time.  There is no liquidation preference with respect to Series E shares.

Series F Convertible Preferred Stock

On September 3, 2015, we filed a Certificate of Increase of Shares Designated as Series F Convertible Preferred Stock with the Secretary of State of the State of Delaware to increase the number of shares designated as its Series F Convertible Preferred Stock (“Series F”) from 5,000,000 to 6,000,000 shares.  Each share of Series F is initially convertible into one share of common stock, subject to adjustment for stock splits, combinations or similar events.  The Series F does not pay a dividend and is not redeemable.  Each holder who receives Series F may convert its Series F at any time following its issuance.  The conversion of preferred stock into shares of common stock, however, is subject to a restriction, which prohibits the conversion of shares of preferred stock if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by such holder at such time, would cause such holder to beneficially own in excess of 9.99% of all of our common stock outstanding at such time. There is no liquidation preference with respect to

Series F shares.

In connection with the private placement, we have agreed to seek stockholder approval of an amendment to the Certificate of Designations governing our Series F as required by a certain Consent, Waiver and Amendment Agreement (the “Consent and Waiver Agreement”) between us and the holders of our Series F. Pursuant to the Consent and Waiver Agreement, holders of the Series F have waived certain rights of participation in future financings and registration rights with respect to such stock, in exchange for such amendment.  The amendment to our Series F will grant the holders of the Series F anti-dilution and price reset provisions comparable to the Notes.  Specifically, in the event that we issue or sell our common stock (or common stock equivalents) for consideration per share less than $1.50 (the “Applicable Rate”) (subject to equitable adjustment), immediately after such issuance or sale, the holders of the Series F will be entitled to an adjustment in the conversion ratio then in effect so that each share of Series F is convertible into a number of shares of our common stock equal to the Applicable Rate divided by the amount by which we issued or sold our common stock (or common stock equivalents). Such adjustment of the conversion ratio will only be made if it would result in more shares of our common stock being issued upon conversion of the Series F. In addition, in the event that the closing price per share of our common stock is less than $1.50 for ten or more days during the 90 days immediately following the first effective date of a registration statement filed pursuant to the Registration Rights Agreement, the conversion ratio of the Series F will be adjusted from its current 1:1 ratio to one determined by dividing (i) $1.50 by (ii) 80% of the average of such ten lowest closing prices less than $1.50, subject to a floor of $.80.

The amendment to our Series F may result in a substantial number of additional shares of our common stock being issuable above the number of shares that would have otherwise been issued pursuant to the Certificate of Designations prior to such amendment and, accordingly, we have agreed to seek stockholder approval of the amendment and issuance of shares of our common stock that may be issued upon conversion of the Series F, as amended.

Description of Notes and Class A Warrants

Description of Notes

The Notes are the senior obligations of Echo and are secured by substantially all of our assets pursuant to a security agreement.  The outstanding principal amount of the Notes bears interest, compounded monthly, at an annual rate of 10%.  We have the option to pay interest in cash or, subject to receipt of stockholder approval (or waiver thereof), to pay interest in shares of our common stock (“PIK”).  If we elect to PIK, the shares of common stock must be registered and the PIK price shall be at a 20% discount to the average of the daily volume weighted average price (VWAP) of our common stock for the ten-day trading period prior to the interest payment date.  The Notes issued in the Initial Closing mature on January 29, 2017, unless extended by the holder pursuant to the terms of the Notes. The amounts due under the Notes are convertible at any time, in whole or in part, at the option of the holder into shares of our common stock at a conversion price of $1.50 per share (the “Conversion Price”). Subject to the Company obtaining stockholder approval, in the event the closing price of our common stock is lower than $1.50 per share for ten or more trading days during the ninety day period immediately following effectiveness of the registration statement referred to below, the Conversion Price shall be adjusted to 80% of the average of such ten lowest closing prices less than $1.50, subject to a floor of $0.80. The Conversion Price is subject to equitable adjustment for stock dividends and stock splits related to our common stock.

Unless waived by a holder of at least sixty-one days in advance, a holder may not undertake a conversion of a Note into common stock to the extent that, after giving effect to such conversion, the holder (together with its affiliates, and any person acting as a group together with the holder or any of its affiliates) would beneficially own in excess of 9.99% of the number of shares of the common stock outstanding following such conversion.

We have the option, commencing six months after the original issuance of a Note and upon ten days prior written notice, to prepay the outstanding principal amount of the Note, in whole or in part, by paying to the holder cash in the amount of 125% of the principal amount to be redeemed plus accrued interest, provided, however, that if the average VWAP of our common stock for the ten trading days immediately prior to the date that the notice of the redemption is given is $5.00 or more, the payment will be 100% of the principal amount to be redeemed.

In addition, if we grant, issue or sell any of our securities which would entitle the holder thereof to acquire our common stock or rights to purchase stock, warrants, securities or other property pro rata to the record holders of our common stock, then the holders of the Notes will be entitled to acquire, upon the same terms, the aggregate rights which the Note holder could have acquired if the Note holder had held the number of shares of our common stock acquirable upon complete conversion of the Note. Similarly, if we declare or make any dividend or make any other distribution of our assets (or rights to acquire our assets) to stockholders by way of return of capital or otherwise, then the holders of the Notes will be entitled to participate in such a distribution to the same extent that the Note holder would have participated therein if the such holder had held the number of shares of common stock acquirable upon complete exercise of the Note. Both of the foregoing participation rights are subject to certain limitations regarding beneficial ownership as set forth above.

If, at any time while a Note is outstanding, our company merges with or consolidates into another entity, or disposes of all or substantially all of our assets in one or a series of related transactions, or enters into any similar transaction pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property, which transaction has been accepted by the holders of 50% or more of our outstanding shares of common stock, or if we effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, or we consummate a stock or share purchase agreement or other business combination with another entity whereby that entity acquires more than 50% of our outstanding shares of common stock (each a “Fundamental Transaction”), then, upon any subsequent conversion of a Note, the holder of the Note will have the right to receive the consideration which it would have received had the Note been converted into our common stock immediately prior to the occurrence of such Fundamental Transaction (without regard to any beneficial ownership limitation set forth in the Note), the number of shares of common stock of the successor or acquiring corporation or of our company if Echo is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of our common stock for which the Note is convertible immediately prior to such Fundamental Transaction.

The Notes also include “full ratchet” anti-dilution protection provisions which shall be effective if we receive stockholder approval. Such “full ratchet” provisions provide that if any shares of our common stock are issued at a price less than the current Conversion Price of the Notes or if any warrants, options or other securities with the right to acquire or that are convertible into or exchangeable for shares of our common stock are issued with an exercise price or conversion price, as applicable, less than the Conversion Price of the Notes then in effect, then the Conversion Price of the Notes will automatically be reduced to the issuance price of such new shares of common stock or the exercise price or conversion price, as applicable, of such warrants, options or other securities with the right to acquire or that are convertible into or exchangeable for shares of our common stock.  These anti-dilution provisions do not apply in the case of certain exempt issuances, including, without limitation, issuance of our common stock and certain options and other equity incentive awards to our officers, directors and employees and securities issued pursuant to acquisitions or strategic transactions approved by a majority of our disinterested directors, but shall not include issuances of shares of our common stock owned or held by or for our account.

For so long as at least $250,000 principal amount of Notes are outstanding, the consent of a majority in interest of the Notes is required for certain proposed transactions by us, including, without limitation, (i) incurring indebtedness for borrowed money other than permitted indebtedness, (ii) entering into, creating or incurring any lien on or with respect to our property or assets other than permitted liens, (iii) the amending our organizational documents, (iv) repaying, repurchasing or acquiring more than a de minimis number of shares of our common stock (or common stock equivalents) other than as permitted or required under the by the Purchase Agreement and related documents and agreements or in connection with any securities agreement approved by a majority of our disinterested directors, (v) declaring or paying cash dividends, or (vi) entering into any affiliate transactions which would require public disclosure (other than on an arm’s length basis).

Each Note was issued together with Class A Warrants to purchase shares of our common stock at the Initial Closing.

Description of Class A Warrants

Each Class A Warrant represents the right to purchase up to a number of shares of our common stock equal to 100% of such investors subscription amount related to the applicable closing divided by the exercise price in effect on the applicable closing date.  The exercise price for the Class A Warrants is equal to $1.50 per share.   The Class A Warrants are exercisable any time after the six month anniversary of their issuance (or July 29, 2016) and prior to the 5 year anniversary thereof (or January 29, 2021).

The Class A Warrants contain customary “cashless exercise” terms, pursuant to which the holders of the Class A Warrants may choose to exercise the Class A Warrants (at a time when the Class A Warrants are otherwise exercisable according to their terms) without paying cash, by effectively submitting a greater number of warrants, rather than a smaller number of warrants plus cash, in exchange for shares.

If, at any time while a Class A Warrant is outstanding, a Fundamental Transaction shall occur, then, upon any subsequent exercise of a Class A Warrant, the holder will have the right to receive, for each share of common stock underlying the Class A Warrant that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder (without regard to any beneficial ownership limitation set forth in the Class A Warrant), the number of shares of common stock of the successor or acquiring corporation or of Echo if we are the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of our common stock for which the Class A Warrant is exercisable immediately prior to such Fundamental Transaction.

The Class A Warrants are subject to customary pro rata anti-dilution provisions in the event of stock splits, stock dividends, stock combinations or similar events affecting our common stock.

In addition, the Class A Warrants also include “full ratchet” anti-dilution protection provisions which shall be effective if stockholder approval is obtained.  Such “full ratchet” provisions provide that if any shares of our common stock are issued at a price less than the current exercise price of the Class A Warrants or if any warrants, options or other securities with the right to acquire or that are convertible into or exchangeable for shares of our common stock are issued with an exercise price or conversion price, as applicable, less than the exercise price of the Class A Warrants then in effect, then the exercise price of the Class A Warrants will automatically be reduced to the issuance price of such new shares of common stock or the exercise price or conversion price, as applicable, of such warrants, options or other securities with the right to acquire or that are convertible into or exchangeable for shares of our common stock.  These anti-dilution provisions do not apply in the case of certain exempt issuances by us, including, without limitation, common stock and certain options and other equity incentive awards to our officers, directors and employees and securities issued pursuant to acquisitions or strategic transactions approved by a majority of our disinterested directors, but shall not include issuances of shares of our common stock owned or held by or for Echo’s account).

Placement Agent Warrants

On January 29, 2016, in connection with the Initial Closing of the private placement transaction, we issued to Newbridge, the exclusive placement agent for the private placement, and certain of its affiliates, as partial consideration for services provided in the offering, Placement Agent Warrants to purchase up to an aggregate of 82,947 shares of our common stock (subject to adjustment). Newbridge and its affiliates are each listed as Selling Stockholders hereunder. The Placement Agent Warrants give the warrant holder the right to purchase one share of common stock at the price of $1.50 per share (subject to adjustment) for each share underlying the Placement Agent Warrants.  The Placement Agent Warrants are not exercisable for six months from the date of the Initial Closing, or July 29, 2016, and expire on the five year anniversary of the date of grant.

Registration Rights

In connection with the private placement transaction, the Selling Stockholders are entitled to certain registration rights with respect to the registration of our shares of common stock, as more fully discussed in this prospectus under the section entitled “Prospectus Summary-Private Placement Transaction.”

Participation in Future Financings

In addition, in connection with the private placement transaction, if stockholder approval is obtained, the Selling Stockholders will have the right, for a period of one year after the effectiveness of any registration statement filed pursuant to the Registration Rights Agreement, to participate in any issuance by us or our subsidiaries of common stock or equivalents thereof for cash consideration, indebtedness or a combination thereof (a “Subsequent Financing”) in up to an amount of the Subsequent Financing equal to 100% of the Subsequent Financing, pro rata to each other in proportion to their subscriptions, on the same terms, conditions and price provided for in the Subsequent Financing, subject to certain exceptions.

Most Favored Nation

In connection with the private placement, for so long as any Selling Stockholder holds securities issued pursuant to the Purchase Agreement or any related documents or agreement and stockholder approval has been obtained, in the event that we issue or sell any common stock or equivalents, if any such Selling Stockholder reasonably believes that any of the terms and conditions appurtenant to such issuance or sale are more favorable to such stockholders than are the terms and conditions granted to the Selling Stockholders under the Purchase Agreement, then, upon notice to us by such Selling Stockholder, we shall amend the terms of this private placement as to such Selling Stockholder only so as to give such stockholder the benefit of such more favorable terms or conditions, subject to certain exceptions (the “Most Favored Nation Provision”).

Lock-up of Shares

Also in connection with the private placement, pursuant to a Lock-Up Agreement, all of our officers and directors have agreed to lock-up their shares of common stock for 180 days following the effectiveness of the registration statement filed pursuant to the Registration Rights Agreement or one year, whichever comes first, subject to certain limited exceptions. In addition, pursuant to a Lock-Up Agreement, the holders of the Series F have agreed to lock-up such shares for a period terminating 180 days following the effectiveness of the registration statement or one year, whichever occurs first.  In each case, the lock-up restrictions shall not apply to transactions above $3 per share.

Required Stockholder Approval

Our common stock is listed on The Nasdaq Capital Market and, as such, we are subject to NASDAQ Listing Rules.  Nasdaq Listing Rule 5635(d) (the “Nasdaq 20% Rule”) requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of our common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which equals 20% or more of the common stock or voting power outstanding before the issuance.  In the case of the private placement financing, the 20% threshold is determined based on the shares of our common stock outstanding immediately before the Initial Closing. As such, we are permitted to issue up to 2,225,458 shares of our common stock (exclusive of shares issuable upon exercise of the Class A Warrants, which are not exercisable for a period of six months after issuance) without obtaining stockholder approval under the Nasdaq 20% Rule. The terms of the Notes, Class A Warrants and the Series F (upon filing of the proposed amendment to our Series F), each include full ratchet anti-dilution adjustments and conversion price resets which, if triggered, could result in a reduction of the conversion or exercise price of such securities in the future.  In addition, consummation of a Subsequent Financing or the implication of the Most Favored Nation Provision could result in the issuance of an indeterminable number of shares of our common stock. For these reasons, we are unable to accurately predict with any certainty the total amount of shares that may be issued in connection with the transactions contemplated by the securities purchase agreement. As a result, we agreed to seeking stockholder approval within 180 days of the Initial Closing.

Certain Anti-Takeover Effects

Provisions of Delaware Law.  We are a Delaware corporation. Section 203 of the DGCL applies to us. It is an anti-takeover statute that is designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our board of directors for the fair and equitable treatment of all stockholders.

Under Section 203 of the DGCL, a Delaware corporation shall not engage in a “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder. “Business combination” includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder. “Interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. This prohibition does not apply if:

•
 prior to the time that the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the stockholder’s becoming an interested stockholder;

•
upon completion of the transaction resulting in the stockholder’s becoming an interested stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding voting stock owned by directors who are also officers and by certain employee stock plans; or

•
at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that the interested stockholder does not own.

A Delaware corporation may elect not to be governed by these restrictions. We have not opted out of Section 203.

Classified Board of Directors; Removal of Directors for Cause.  Our restated certificate of incorporation and amended and restated bylaws provide for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board will be elected each year. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause by either the affirmative vote of a majority of our outstanding voting stock or the board of directors. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of our board of directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Super-Majority Stockholder Vote Required for Certain Actions.  The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of our outstanding voting stock to adopt, amend or repeal any provision of our amended and restated bylaws. This “super-majority” stockholder vote would be in addition to any separate class vote that might be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, our amended and restated bylaws may be amended by the directors then in office.

Effects of Authorized but Unissued Shares.  We have shares of common stock and “blank check” preferred stock available for future issuance and may designate and issue preferred stock without stockholder approval, subject to the limitations imposed by the listing standards of the NASDAQ Capital Market or any securities market or exchange our securities may be listed or traded on. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and “blank check” preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

Manhattan Transfer Registrar Company is the transfer agent and registrar for our common stock.  The transfer agent and registrar’s address is 531 Cardens Court, Erie, Colorado, 80516.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our amended and restated certificate of incorporation requires that we indemnify our directors and officers for certain liabilities incurred in the performance of their duties on our behalf.  We have also entered into indemnification agreements with each of our directors and executive officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as a director or officer (other than liabilities arising from willful misconduct of a culpable nature).  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Moomjian, Waite & Coleman, LLP, Jericho, New York.

EXPERTS

The consolidated financial statements as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 incorporated by reference in this Prospectus, have been so incorporated in reliance on the report of BDO USA LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to our shares of common stock offered hereby.  This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and our common stock in the registration statement.  We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file reports and other information with the SEC. You may read and copy the registration statement and the exhibits and schedules thereto, as well as other information that we file with the SEC, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains information that registrants, including us, file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents, which are filed as exhibits to the registration statement or otherwise filed with the SEC. Our website address is www.echotx.com. The contents of our website are not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus.  This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus or any prospectus supplement.  The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, and information that we file later with the SEC will automatically update, and may supersede, information in this prospectus and any prospectus supplement.

We are incorporating by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 30, 2016;
•
our Current Reports on Form 8-K filed with the SEC on January 6, 2016, January 8, 2016, January 12, 2016, February 1, 2016, February 3, 2016, February 10, 2016, February 12, 2016, March 10, 2016, March 22, 2016 and April 6, 2016; and

•
the description of our common stock contained in the Registration Statement on Form 8-A12G filed with the SEC on August 22, 1997 and November 12, 1997, which incorporates such description from the Registrant’s Registration Statement on Form SB-2 filed with the SEC on June 25, 1997, including any amendment or report filed for the purpose of updating such description.

       All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the registration statement of which this prospectus forms a part until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated shall be deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement and to be a part hereof from the date of filing of such documents, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Exchange Act.

You may request a copy of any of the documents that we incorporate by reference into this prospectus, at no cost, by writing or telephoning us at the following address:

Echo Therapeutics, Inc.
99 Wood Avenue South, Suite 302
Iselin, New Jersey 08830
Attn: Mr. Alan W. Schoenbart, Chief Financial Officer
(732) 201-4189
ASchoenbart@echotx.com

         You may also access the documents incorporated by reference into this prospectus at our website address at http://echotx.com/investors/sec-filings/.  The other information and content contained on or linked from our website are not part of this prospectus. Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

PROSPECTUS DATED MAY 6, 2016

ECHO THERAPEUTICS, INC.

2,655,613 Shares of Common Stock

PROSPECTUS